As filed with the Securities and Exchange Commission on June 19, 2020

Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ABBVIE INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	32-0375147
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

1 North Waukegan Road
North Chicago, Illinois 60064
(847) 932-7900
(Address of Principal Executive Offices)

ALLERGAN, INC. RETIREMENT 401(k) PLAN
(Full Title of the Plan)

Laura J. Schumacher, Esq.
Vice Chairman, External Affairs and Chief Legal Officer
AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064
(847) 932-7900
(Name, Address and Telephone Number, including area code, of Agent For Service)

Copies to:
Sophia Hudson, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. Check one:

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	210,000	$94.84	$19,916,400	$2,586

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended, referred to as the Securities Act, this registration statement also covers an indeterminate number of shares of common stock, par value $0.01 per share, referred to as the Common Stock, of AbbVie Inc., referred to as the Registrant, that may be issuable as a result of a stock split, stock dividend or similar transactions under the Allergan, Inc. Retirement 401(k) Plan, as amended, referred to as the Plan. Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate number of plan interests to be offered or sold pursuant to the Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 16, 2020. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required to register plan interests.
(3)	$2,586 of unused registration fees associated with the registration statement on Form S-4 (No. 333-198286) of AbbVie Private Limited, a wholly-owned subsidiary of the Registrant, filed on August 21, 2014 (later terminated by withdrawal letter on October 22, 2014), is being carried forward and set off against the registration fee due for this offering and of which $2,911,770.01 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

EXPLANATORY NOTE

On May 8, 2020, AbbVie, Inc. (“AbbVie” or the “Registrant”) completed its acquisition of Allergan plc (“Allergan”) (the “Acquisition”). The Acquisition was effected by means of a court-sanctioned scheme of arrangement (the “Scheme”) and in accordance with the Transaction Agreement (the “Transaction Agreement”), dated as of June 25, 2019 (as amended on May 5, 2020), by and among AbbVie, Allergan and Venice Subsidiary LLC, a direct wholly-owned subsidiary of AbbVie (“Acquirer Sub”). The Scheme became effective at 9:45 a.m., Eastern Daylight Time, on May 8, 2020 (the “Effective Time”) and, as a result, Allergan became a wholly-owned subsidiary of AbbVie.

At the Effective Time, Acquirer Sub acquired all of the outstanding ordinary shares of Allergan and each outstanding ordinary share of Allergan, excluding the Excluded Scheme Share (as defined in the Transaction Agreement) and any Allergan treasury shares, was cancelled and automatically converted into the right to receive (i) $120.30 in cash (and any cash in lieu of fractions of shares of Common Stock (as defined below) and (ii) 0.8660 of a share of AbbVie common stock, par value $0.01 per share (“Common Stock”).

In addition, as of the Effective Time, AbbVie became the plan sponsor of the Allergan, Inc. Retirement 401(k) Plan, as amended (the “Plan”). AbbVie is registering 210,000 shares of Common Stock to be offered and sold under the Plan.

PART I

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

(a)	AbbVie’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Commission on February 21, 2020(including the information in Part III incorporated by reference from AbbVie’s Definitive Proxy Statement on Schedule 14A, filed on March 23, 2020);

(b)	AbbVie’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the Commission on May 8, 2020;

(c)	AbbVie’s Current Reports on Form 8-K as filed with the Commission on each of January 27, 2020, February 14, 2020, February 24, 2020, March 9, 2020, March 23, 2020, April 6, 2020, April 20, 2020, April 27, 2020, May 6, 2020, May 8, 2020, May 14, 2020 and May 14, 2020 (excluding Exhibits 23.1, 99.1 and 99.2 to such Current Report on Form 8-K/A);

(d)	The description of AbbVie’s capital stock contained in AbbVie’s registration statement on Form 10 (File No. 001-35565), filed with the SEC on November 30, 2012, as amended by the description of AbbVie’s capital stock contained in Exhibit 4.1 to AbbVie’s Annual Report on Form 10-K for the year ended December 31, 2019 and as amended by any subsequent amendment or any report filed for the purpose of updating such description; and

(e)	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2018, as filed with the Commission by Allergan on June 17, 2019 (File No. 001- 36867).

In addition, all documents filed by AbbVie pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware law provides that a director of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duties as directors, except for liability:

•	for any breach of his or her duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

AbbVie’s amended and restated certificate of incorporation and by-laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of any director or officer for monetary damages for actions taken as a director or officer of AbbVie, or for serving at AbbVie’s request as a director or officer or another position at another corporation or enterprise, as the case may be. AbbVie’s amended and restated certificate of incorporation and by-laws also provide that AbbVie must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. AbbVie’s amended and restated by-laws expressly authorize AbbVie to carry directors’ and officers’ insurance to protect AbbVie, its directors, officers and certain employees for some liabilities.

The foregoing is only a general summary of certain aspects of Delaware law and AbbVie’s amended and restated certificate of incorporation and by-laws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and the amended and restated certificate of incorporation and by-laws of AbbVie.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Numbers	Description
4.1	Amended and Restated Certificate of Incorporation of AbbVie Inc. (incorporated by reference to Exhibit 3.1 of AbbVie’s Current Report on Form 8-K filed on January 2, 2013).
4.2	Amended and Restated By-Laws of AbbVie Inc. (incorporated by reference to Exhibit 3.1 of AbbVie’s Current Report on Form 8-K filed on October 22, 2019).
4.3*	Allergan, Inc. Retirement 401(k) Plan.
4.4*	First Amendment to Allergan, Inc. Retirement 401(k) Plan.
4.5*	Second Amendment to Allergan, Inc. Retirement 401(k) Plan.
4.6*	Third Amendment to Allergan, Inc. Retirement 401(k) Plan.
4.7*	Fourth Amendment to Allergan, Inc. Retirement 401(k) Plan.
4.8*	Fifth Amendment to Allergan, Inc. Retirement 401(k) Plan.
5.1*	Internal Revenue Service Determination Letter dated March 25, 2014.
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of AbbVie Inc.
24.1	Power of Attorney (included on signature page of this registration statement).

*	Filed herewith.

Pursuant to the instruction to Item 8 of Form S-8, no opinion of counsel as to the legality of the shares of Common Stock registered with respect to the Plan is furnished because no original issuance securities are being registered.

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Chicago, Illinois, on June 19, 2020.

ABBVIE INC.

By:	/s/ Richard A. Gonzalez
Richard A. Gonzalez
Chairman of the Board and Chief Executive Officer

Each person whose signature appears below constitutes and appoints, jointly and severally, Richard A. Gonzalez, Laura J. Schumacher, Esq. and Robert A. Michael his or her attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 19, 2020.

Signature	Title

/s/ RICHARD A. GONZALEZ	Chairman of the Board and Chief Executive Officer
Richard A. Gonzalez	(Principal Executive Officer)

/s/ ROBERT A. MICHAEL	Executive Vice President, Chief Financial Officer
Robert A. Michael	(Principal Financial Officer)

/s/ BRIAN L. DURKIN	Vice President, Controller (Principal Accounting
Brian L. Durkin	Officer)

/s/ ROBERT J. ALPERN, M.D.	Director
Robert J. Alpern, M.D.

/s/ ROXANNE S. AUSTIN	Director
Roxanne S. Austin

/s/ WILLIAM H.L. BURNSIDE	Director
William H.L. Burnside

/s/ BRETT J. HART	Director
Brett J. Hart

/s/ Thomas c. freyman	Director
Thomas C. Freyman

/s/ EDWARD M. LIDDY	Director
Edward M. Liddy

/s/ MELODY B. MEYER	Director
Melody B. Meyer

/s/ EDWARD J. RAPP	Director
Edward J. Rapp

/s/ REBECCA B. ROBERTS	Director
Rebecca B. Roberts

/s/ GLENN F. TILTON	Director
Glenn F. Tilton

/s/ FREDERICK H. WADDELL	Director
Frederick H. Waddell

The Plan.    Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Chicago, Illinois, on June 19, 2020.

ALLERGAN, INC. RETIREMENT 401(k) PLAN

By:	/s/ Michael J. Thomas
Michael J. Thomas
Plan Administrator